Exhibit 99.1

DPL Narrows Peaker Bidders

DPL Inc. is in final-stage negotiations with one party in connection with the sale of some or all of its 872 MW gas peaking portfolio in Ohio and Indiana.  “We have narrowed it down to a frontrunner, but there’s a small handful still on the list that we might go back to if things with the frontrunner don’t materialize,” says Gary Stephenson, v.p. of commercial operations in Dayton, Ohio.  How many of the three facilities will be acquired is still in flux, he adds, declining to comment on the bidder’s identity.

Some 15 contenders were in the running in September when the company requested bids (PFR, 9/18).  Stephenson says the bidders that made it onto the final shortlist offered at least $200 per kilowatt.  “We’ve seen several transactions near [this amount] for comparable assets in the region and we would certainly expect to execute an agreement that is somewhere in that neighborhood,” he says.  A winner is expected to be announced late this month or early next.

The fleet, put in play in mid June, comprises a 219 MW facility in Poneto, Ind., a 447 MW unit in Mount Sterling, Ohio, and a 206 MW unit in Greenville, Ohio. DPL stressed all along that the move should not be considered a fire-sale and retained Pace Global Energy Services to advise it on a potential divesture.  Rich Straebel, a finance official at Pace in Fairfax, Va., declined to comment.